EXHIBIT 99.1

ENBRIDGE ENERGY COMPANY, INC.

(a wholly-owned subsidiary of Enbridge Pipelines Inc.)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	September 30, 2007	December 31, 2006
	(unaudited; dollars in millions)
ASSETS
Current assets
Cash and cash equivalents (Note 4)	$195.8	$207.4
Due from affiliates	89.4	31.7
Receivables, trade and other, net of allowance of $1.8 in 2007 and $2.4 in 2006	109.9	153.2
Accrued receivables	400.3	516.5
Loans to affiliates (Note 9)	793.6	654.2
Inventory (Note 5)	127.1	118.4
Other current assets (Note 12)	16.5	14.1
	1,732.6	1,695.5

Long-term loans to affiliates (Note 9)	438.4	380.4
Property, plant and equipment, net (Note 6)	5,681.0	4,104.6
Other assets, net (Note 12)	102.4	98.1
Goodwill	375.4	375.4
Intangibles, net	97.4	97.8
	$8,427.2	$6,751.8

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable and other (Notes 4, 10 and 12)	$353.5	$287.2
Accrued purchases	413.5	530.3
Due to affiliates	94.8	11.1
Other current liabilities	61.2	30.0
Loans from affiliates (Note 9)	706.5	578.4
364-day revolving credit facility (Note 8)	290.0	—
Current maturities of long-term debt (Note 8)	31.0	148.0
	1,950.5	1,585.0

Long-term debt (Note 8)	2,541.2	2,066.1
Loans from affiliates (Note 9)	39.0	39.0
Environmental liabilities (Note 10)	3.0	3.3
Deferred tax liabilities (Note 7)	276.5	218.3
Other long-term liabilities (Note 12)	194.6	213.7
	5,004.8	4,125.4

Commitments and contingencies (Note 11)

Noncontrolling interest	2,132.1	1,580.1

Shareholder’s equity
Common stock: Authorized—1,500,000 shares; issued—817,362 in 2007 and 2006; no par value	—	—
Contributed surplus	533.5	533.1
Retained earnings	504.3	420.2
Accumulated other comprehensive income (Note 13)	252.5	93.0
	1,290.3	1,046.3
	$8,427.2	$6,751.8

The accompanying notes are an integral part of these consolidated statements of financial position.

ENBRIDGE ENERGY COMPANY, INC.

NOTES TO THE CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(UNAUDITED)

1.                    NATURE OF OPERATIONS

Enbridge Energy Company, Inc., referred to herein as “we”, “us”, and the “Company”, is the general partner of Enbridge Energy Partners, L.P. (the “Partnership”). We are owned directly by Enbridge Pipelines Inc. (“Enbridge Pipelines”), a Canadian corporation wholly-owned by Enbridge Inc. (“Enbridge”) of Calgary, Alberta, Canada.

We are the sole general partner of the Partnership and are responsible for its management. In October 2002, we delegated substantially all of our responsibility for the management of the Partnership to our affiliate, Enbridge Energy Management, L.L.C. (“Enbridge Management”). We retain certain functions and approval rights over the operations of the Partnership and have ownership interests in the Partnership at September 30, 2007 and December 31, 2006, as follows:

Ownership Interest	September 30, 2007	December 31, 2006

General Partner interest	2.0%	2.0%
Limited Partner interest (1)	10.5%	11.9%
Direct ownership	12.5%	13.9%

Effective ownership through Enbridge Management (2)	2.5%	2.8%
Direct and indirect ownership	15.0%	16.7%

(1) The Company owned 3,912,750 Class B common units at September 30, 2007 and December 31, 2006, and 5,812,456 and 5,535,076 Class C units at September 30, 2007 and December 31, 2006, respectively, representing limited partner interests in the Partnership.

(2) The Company owned 2,294,431and 2,182,771 Listed and Voting Shares of Enbridge Management at September 30, 2007 and December 31, 2006, respectively, which equates to an indirect limited partner interest in the Partnership.

In addition to our general and limited partner ownership interests in the Partnership, we also have operations that include the Spearhead and Frontier crude oil pipelines, an equity interest in the Olympic refined products pipeline and organizations that provide financial and support services.

Our wholly-owned subsidiary, Enbridge Employee Services, Inc. (“EES”), provides employees and employee benefits services to us, and our affiliates including Enbridge Management and the Partnership (collectively, the “Group”). Employees of EES are assigned to work for one or more members of the Group. The direct costs of all compensation, benefits expenses, employer taxes and other expenses for these employees are allocated and charged by EES to the appropriate members of the Group based on an allocation methodology consistent with the Enbridge corporate cost allocation policy including estimated time spent, miles of pipe and headcount. EES does not charge nor does it recognize any profit or margin for any amounts allocated to members of the Group.

The Partnership is a publicly-traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation and storage assets, and natural gas gathering, treating, processing, transmission and marketing assets in the United States of America. The Partnership provides the following services:

•          Interstate pipeline transportation and storage of crude oil and liquid petroleum;

•          Gathering, treating, processing and transportation of natural gas and natural gas liquids, or NGLs, through pipelines and related facilities; and

•          Providing supply, transmission and sales services, including purchasing and selling natural gas and NGLs.

2.                    BASIS OF PRESENTATION

We have prepared the accompanying unaudited interim consolidated statements of financial position in accordance with accounting principles generally accepted in the United States of America for interim consolidated financial information. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements. In the opinion of management, they contain all adjustments, consisting only of normal recurring adjustments, which management considers necessary to present fairly our financial position at September 30, 2007 and December 31, 2006. Our December 31, 2006 consolidated statement of financial position includes reclassification of $6.4 million from “Other, assets, net” to “Intangibles, net” related to rights the Partnership received for contributions made in aid of construction projects, consistent with our current period presentation. Our interim consolidated statements of financial position should be read in conjunction with our consolidated statements of financial position and notes thereto for the fiscal year ended December 31, 2006, included in the Form 8-K filed by the Partnership on May 11, 2007.

3.                    CONSOLIDATION OF ENBRIDGE ENERGY PARTNERS, L.P.

Our consolidated statements of financial position and related notes include the accounts of the Partnership on a consolidated basis after elimination of all significant intercompany transactions. The following consolidating schedules present our Consolidated Statements of Financial Position before and after consolidation of the Partnership and the related eliminating entries as of September 30, 2007 and December 31, 2006:

Consolidating Statement of Financial Position as of September 30, 2007

	Enbridge Energy Company, Inc.	Enbridge Energy Partners, L.P.	Combined Before Eliminations	Eliminations	Enbridge Energy Company, Inc. Consolidated
	(dollars in millions)
ASSETS
Current assets
Cash and cash equivalents	$46.4	$149.4	$195.8	$—	$195.8
Due from affiliates	91.4	28.0	119.4	(30.0)	89.4
Receivables, trade and other, net of $1.8 allowance	5.7	104.2	109.9	—	109.9
Accrued receivables	—	400.3	400.3	—	400.3
Loans to affiliates	793.6	—	793.6	—	793.6
Inventory	0.9	126.2	127.1	—	127.1
Other current assets	0.2	16.3	16.5	—	16.5
	938.2	824.4	1,762.6	(30.0)	1,732.6

Long-term loans to affiliates	438.4	—	438.4	—	438.4
Investment in Enbridge Energy Partners, L.P.	938.1	—	938.1	(938.1)	—
Property, plant and equipment, net	546.3	5,134.7	5,681.0	—	5,681.0
Other assets, net	70.8	31.6	102.4	—	102.4
Goodwill	25.0	265.7	290.7	84.7	375.4
Intangibles, net		97.4	97.4	—	97.4

	$2,956.8	$6,353.8	$9,310.6	$(883.4)	$8,427.2

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts payable and other	$51.0	$302.5	$353.5	$—	$353.5
Accrued purchases	—	413.5	413.5	—	413.5
Due to affiliates	63.1	61.7	124.8	(30.0)	94.8
Other current liabilities	—	61.2	61.2	—	61.2
Loans from affiliates	563.4	143.1	706.5	—	706.5
364-day revolving credit facility	290.0	—	290.0	—	290.0
Current maturities of long-term debt	—	31.0	31.0	—	31.0
	967.5	1,013.0	1,980.5	(30.0)	1,950.5

Long-term debt	—	2,541.2	2,541.2	—	2,541.2
Loans from affiliates	39.0	—	39.0	—	39.0
Environmental liabilities	—	3.0	3.0	—	3.0
Deferred tax liabilities	276.5	—	276.5	—	276.5
Other long-term liabilities	39.1	155.5	194.6	—	194.6
	1,322.1	3,712.7	5,034.8	(30.0)	5,004.8

Commitments and contingencies

Noncontrolling interest	344.4	—	344.4	1,787.7	2,132.1

Shareholder’s equity
Common stock: Authorized—1,500,000 shares; issued—817,362; no par value	—	—	—	—	—
Partners Capital	—	2,867.3	2,867.3	(2,867.3)	—
Contributed surplus	533.5	—	533.5	—	533.5
Retained earnings	504.3	—	504.3	—	504.3
Accumulated Other Comprehensive Income	252.5	(226.2)	26.3	226.2	252.5
	1,290.3	2,641.1	3,931.4	(2,641.1)	1,290.3

	$2,956.8	$6,353.8	$9,310.6	$(883.4)	$8,427.2

Consolidating Statement of Financial Position as of December 31, 2006

	Enbridge Energy Company, Inc.	Enbridge Energy Partners, L.P.	Combined Before Eliminations	Eliminations	Enbridge Energy Company, Inc. Consolidated
	(dollars in millions)
ASSETS
Current assets
Cash and cash equivalents	$22.8	$184.6	$207.4	$—	$207.4
Due from affiliates	22.5	30.5	53.0	(21.3)	31.7
Receivables, trade and other, net of $2.4 allowance	6.5	146.7	153.2	—	153.2
Accrued receivables	—	516.5	516.5	—	516.5
Loans to affiliates	654.2	—	654.2	—	654.2
Inventory	1.3	117.1	118.4	—	118.4
Other current assets	0.2	13.9	14.1	—	14.1
	707.5	1,009.3	1,716.8	(21.3)	1,695.5

Long-term loans to affiliates	380.4	—	380.4	—	380.4
Investment in Enbridge Energy Partners, L.P.	873.1	—	873.1	(873.1)	—
Property, plant and equipment, net	279.7	3,824.9	4,104.6	—	4,104.6
Other assets, net	72.0	26.1	98.1	—	98.1
Goodwill	25.0	265.7	290.7	84.7	375.4
Intangibles, net	—	97.8	97.8	—	97.8

	$2,337.7	$5,223.8	$7,561.5	$(809.7)	$6,751.8

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable and other	$75.7	$211.5	$287.2	$—	$287.2
Accrued purchases	—	530.3	530.3	—	530.3
Due to affiliates	9.8	22.6	32.4	(21.3)	11.1
Other current liabilities	—	30.0	30.0	—	30.0
Loans from affiliates	442.2	136.2	578.4	—	578.4
Current maturities of long-term debt	117.0	31.0	148.0	—	148.0
	644.7	961.6	1,606.3	(21.3)	1,585.0

Long-term debt	—	2,066.1	2,066.1	—	2,066.1
Loans from affiliates	39.0	—	39.0	—	39.0
Environmental liabilities	—	3.3	3.3	—	3.3
Deferred tax liabilities	218.3	—	218.3	—	218.3
Other long-term liabilities	64.3	149.4	213.7	—	213.7
	966.3	3,180.4	4,146.7	(21.3)	4,125.4

Commitments and contingencies

Noncontrolling interest	325.1	—	325.1	1,255.0	1,580.1

Shareholder’s equity
Common stock: Authorized—1,500,000 shares; issued—817,362; no par value	—	—	—	—	—
Partners Capital	—	2,233.0	2,233.0	(2,233.0)	—
Contributed surplus	533.1	—	533.1	—	533.1
Retained earnings	420.2	—	420.2	—	420.2
Accumulated Other Comprehensive Income	93.0	(189.6)	(96.6)	189.6	93.0
	1,046.3	2,043.4	3,089.7	(2,043.4)	1,046.3

	$2,337.7	$5,223.8	$7,561.5	$(809.7)	$6,751.8

In May 2007, the Partnership issued and sold 5.3 million Class A common units to the public at a price of $58.00 per unit, for proceeds of approximately $301.9 million, net of underwriters’ discounts, commissions and expenses. In addition, we contributed approximately $6.1 million to the Partnership to maintain our two percent general partner ownership interest. The Partnership used the proceeds from this offering partially to reduce outstanding commercial paper it previously issued to finance a portion of its capital expansion projects. The Partnership invested the remaining amount in short-term commercial paper which it subsequently used to fund additional expenditures under its capital expansion projects.

In April 2007, the Partnership issued and sold 4.7 million Class C units at a price of $53.11 per Class C unit to CDP Infrastructure Fund G.P. (“CDP”), 0.9 million Class C units to Tortoise Infrastructure Corporation and 0.3 million Class C units to Tortoise Energy Capital Corporation. The Partnership sold the Class C units in a private transaction exempt from registration under Section 4(2) of the Securities Act. The Partnership received proceeds of approximately $314.4 million, net of expenses associated with the private placement. We contributed approximately $6.4 million to the Partnership to maintain our two percent general partner ownership interest. The Partnership used the proceeds from this offering partially to reduce outstanding commercial paper it previously issued to finance a portion of its capital expansion program.

4.                    CASH AND CASH EQUIVALENTS

We extinguish liabilities when a creditor has relieved us of our obligation, which occurs when our financial institution honors a check that the creditor has presented for payment. Accordingly, obligations for which we have issued check payments that have not yet been presented to the financial institution of approximately $32.4 million at September 30, 2007 and $47.4 million at December 31, 2006, are included in Accounts payable and other on our Consolidated Statements of Financial Position.

5.                    INVENTORY

Inventory is comprised of the following:

	September 30, 2007	December 31, 2006
	(in millions )

Material and supplies	$3.9	$3.8
Liquids inventory	8.7	11.2
Natural gas and natural gas liquids inventory	114.5	103.4
	$127.1	$118.4

Our inventory at September 30, 2007 and December 31, 2006 is net of charges totaling $4.5 million and $17.7 million, respectively, that we recorded to reduce the cost basis of our natural gas and NGLs inventory to reflect market value.

6.                    PROPERTY, PLANT AND EQUIPMENT, NET

Property, Plant and Equipment is comprised of the following:

	September 30, 2007	December 31, 2006
	(in millions)

Land	$15.1	$14.7
Rights-of-way	335.5	301.5
Pipelines	2,963.9	2,538.3
Pumping equipment, buildings and tanks	907.5	819.7
Compressors, meters, and other operating equipment	498.1	418.1
Vehicles, office furniture and equipment	123.6	113.6
Processing and treating plants	185.8	86.4
Construction in progress	1,741.2	784.2
Total property, plant and equipment	6,770.7	5,076.5
Accumulated depreciation	(1,089.7)	(971.9)
Net property, plant and equipment	$5,681.0	$4,104.6

7.                    DEFERRED INCOME TAXES

The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows:

	September 30, 2007	December 31, 2006
	(in millions )
Net operating loss and other carry forwards	$(50.5)	$(52.0)
Net book basis of assets in excess of tax basis	351.8	309.7
Currency translation adjustment on debt obligations not realized for tax	—	(9.9)
Net book losses on derivatives not realized for tax	—	(4.3)
Employee Benefit Plans	(20.6)	(21.0)
Other	(4.3)	(4.2)
Net deferred tax liabilities	$276.4	$218.3

We have net operating loss carry forwards (“NOLs”) of approximately $142 million, expiring in various amounts from 2020 through 2027. Our ability to utilize the NOLs is dependent upon our generating sufficient taxable income and will be affected by annual limitations under section 382 of the Internal Revenue Code. We believe it is more likely than not that we will realize the deferred tax assets attributable to NOLs given the reversal of temporary differences in future years. Therefore, we have not provided a valuation allowance to offset these deferred tax assets.

We recognized a $30 million increase in our Deferred tax liability for unrecognized tax benefits and a corresponding decrease in Other long-term liabilities in connection with our adoption in January 2007 of the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.

As of the date of adoption and after recognizing the effect of the increase in the liability noted above, the total amount of our unrecognized tax benefit, including interest and penalties, is $30 million. At January 1, 2007, we accrued $0.5 million for the payment of interest (net of the federal tax benefit) and penalties. At September 30, 2007, we reduced our unrecognized tax benefits and the related deferred tax liability by $2 million as the result of settlements with taxing authorities.

Listed below are the tax years that remain subject to examination by major tax jurisdictions:

Jurisdiction	Open Tax Years

United States – Federal	2000-2006

8.                    DEBT

Our consolidated third-party indebtedness at September 30, 2007 and December 31, 2006, including the accounts of the Partnership, are as follows:

		September 30,		December 31,
		2007		2006
	Maturity	Rate	Dollars	Rate	Dollars
Enbridge Energy Company, Inc.
Senior Notes	2007	—	$—	8.17%	$117.0
364-day Revolving Credit Facility	2008	5.96%	290.0	—	—
Enbridge Energy Partners, L.P.
First Mortgage Notes	2011	9.15%	155.0	9.15%	155.0
Senior Notes	2009-2034	5.69%	1,699.4	5.74%	1,498.4
Credit Facility	2012	5.81%	120.0	—	—
Commercial Paper (1)	2012	5.72%	198.5	5.45%	443.7
Junior Notes	2067	8.05%	399.3	—	—
Total third part debt			2,862.2		2,214.1
Enbridge Energy Company, Inc.
Current maturities			(290.0)		(117.0)
Enbridge Energy Partners, L.P.
Current maturities			(31.0)		(31.0)
Total Current maturities			(321.0)		(148.0)

Total Long-term debt			$2,541.2		$2,066.1

(1)                  Individual issuances of commercial paper generally mature in 90 days or less, but are supported by the Partnership’s Credit Facility and are therefore considered long-term debt.

Enbridge Energy Company, Inc.

Senior Notes

In March 2007, we repaid $117.0 million of our Senior Notes with proceeds we received from a demand loan obtained from Enbridge Inc. in the amount of $171.4 million. The demand loan bears interest at a rate of 100% of the Applicable Federal Rate (approximately 4.73% at September 30, 2007) payable quarterly. We also used proceeds from the demand loan to net settle certain foreign exchange swaps established to offset the tax impact realized on the foreign exchange triggered by the repayments of the Senior Notes (refer to Note 12).

364-day Revolving Credit Facility

In August 2007, Enbridge Pipelines (Southern Lights) L.L.C., or Southern Lights, our wholly-owned subsidiary, established a 364-day Revolving Credit Facility with a capacity of $500 million from a group of lenders for the purpose of funding project costs incurred which are directly related to the construction of a diluent pipeline from Chicago, Illinois to Edmonton, Canada and to refinance indebtedness incurred to fund any such costs. Our 364-day Revolving Credit Facility contains restrictive covenants that require Southern Lights to maintain specified amounts of capital and limit the amount of debt we can incur. The indebtedness is guaranteed by Enbridge, our indirect parent.

On September 30, 2007, we had $290.0 million outstanding under the terms of the 364-day Revolving Credit Facility at a weighted average interest rate of 5.96%.

Enbridge Energy Partners, L.P.

The Partnership’s creditors, generally, do not have any recourse against us for indebtedness incurred by the Partnership with the exception of the First Mortgage Notes for which the creditors do have recourse.

Credit Facility

On April 4, 2007 the Partnership entered into the Second Amended and Restated Credit Agreement (Credit Facility) which among other things: (i) increased the maximum principal amount of credit available to the Partnership at any one time from $1 billion to $1.25 billion; (ii) gave the Partnership the right to request increases in the maximum principal amount of credit available at any one time from $1.25 billion to $1.5 billion; (iii) eliminated the sublimit on letters of credit; (iv) provided for a five-year facility that matures April 4, 2012 and grants the Partnership the option to request annual extensions of maturity and a one-year term out period upon maturity; (v) modified the Partnership’s leverage ratio to include in the calculations of EBITDA (as defined in the Second Amended and Restated Credit Agreement) pro forma adjustments for material projects and to exclude from the calculation of Consolidated Funded Debt (as defined in the Second Amended and Restated Credit Agreement) certain amounts of preferred securities and subordinated debt that the Partnership or its designated subsidiaries may issue in the future; and (vi) eliminated the Partnership’s coverage ratio financial covenant. The Partnership’s Credit Facility contains restrictive covenants that require it to maintain a maximum leverage ratio of 5.50 to 1.0 for periods ending on or before March 31, 2009; a ratio of 5.25 to 1.0 thereafter, for periods ending on or before March 31, 2010; and a ratio of 5.00 to 1.0 for periods ending June 30, 2010 and following. The Partnership’s Credit Facility continues to support its commercial paper program.

At September 30, 2007, the Partnership had $120.0 million outstanding under its Credit Facility at a weighted average interest rate of 5.81% and letters of credit totaling $89.6 million. The amounts the Partnership may borrow under the terms of its Credit Facility are reduced by the principal amount of its commercial paper issuances and the balance of its letters of credit outstanding. At September 30, 2007, the Partnership could borrow $840.4 million under the terms of its Credit Facility, determined as follows:

(in millions)

Total credit available under Credit Facility	$1,250.0
Less: Amounts outstanding under Credit Facility	(120.0)
Balance of letters of credit outstanding	(89.6)
Principal amount of commercial paper issuances	(200.0)
Total amount we could borrow at September 30, 2007	$840.4

Commercial Paper Program

Under the terms of the Partnership’s commercial paper program, it can issue up to $600 million of commercial paper. At September 30, 2007, the Partnership had outstanding $198.5 million of commercial paper, net of unamortized discount of $1.5 million, bearing interest at a weighted average rate of 5.72%. At December 31, 2006, the Partnership had $443.7 million of commercial paper outstanding, net of $1.3 million of unamortized discount, at a weighted average interest rate of 5.45%. At September 30, 2007, the Partnership could issue an additional $400.0 million in principal amount of commercial paper under the terms of its commercial paper program.

Junior Subordinated Notes

In September 2007, the Partnership issued and sold $400 million in principal amount of its fixed/floating rate, junior subordinated notes due 2067, which are referred to as the Junior Notes. The Partnership received proceeds of approximately $393 million, net of underwriting discounts, commissions and estimated offering expenses. The Partnership used the net proceeds to temporarily reduce a portion of its outstanding commercial paper and Credit Facility borrowings that were previously incurred to finance a portion of its capital expansion projects.

The Junior Notes represent the Partnership’s unsecured obligations that are subordinate in right of payment to all of its existing and future senior indebtedness. The Junior Notes bear interest at a fixed annual rate of 8.05%, exclusive of any discounts or interest rate hedging activities, from September 27, 2007 to October 1, 2017, payable semi-annually in arrears on April 1 and October 1 of each year beginning April 1, 2008. After October 1, 2017, the Junior Notes will bear interest at a variable rate equal to the three-month LIBOR for the related interest period increased by 3.7975%, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year beginning January 1, 2018. The Partnership may elect to defer interest payments on the Junior Notes for up to ten consecutive years on one or more occasions, but not beyond the final repayment date. Until paid, any interest the partnership elects to defer will bear interest at the prevailing interest rate, compounded semi-annually during the period the Junior Notes bear interest at the fixed annual rate and quarterly during the period that the Junior Notes bear interest at a variable annual rate.

The Junior Notes do not restrict the Partnership’s ability to incur additional indebtedness. However, with limited exceptions, during any period the Partnership elects to defer interest payments on the Junior Notes, it cannot make distribution payments or liquidate any of its equity securities, nor can the Partnership or its subsidiaries make any principal and interest payments for any debt that ranks equally with or junior to the Junior Notes.

The scheduled maturity date for the Junior Notes is initially October 1, 2037, but the Partnership may extend the maturity date up to two times, on October 1, 2017 and October 1, 2027, in each case for an additional ten-year period. As a result, the scheduled maturity date may be extended to October 1, 2047 or October 1, 2057. The Partnership’s obligation to repay the Junior Notes on the scheduled maturity date is limited by an agreement referred to as the Replacement Capital Covenant, which the Partnership entered into in connection with its offering of the Junior Notes, but not as part of the Junior Notes. The Replacement Capital Covenant limits the types of financing sources the Partnership can use to repay the Junior Notes. The Partnership is required to repay the Junior Notes on the scheduled maturity date only to the extent the principal amount repaid does not exceed proceeds it has received from the issuance and sale of securities, that, among other attributes defined in the Replacement Capital Covenant, have characteristics that are the same or more equity-like than the Junior Notes. Securities that meet this characterization are referred to as qualifying capital securities. If the Partnership does not receive sufficient proceeds from the sale of qualifying capital securities to repay the Junior Notes by the scheduled maturity date, the Partnership must use its commercially reasonable efforts to raise sufficient proceeds from the sale of qualifying capital securities to permit repayment of the Junior Notes on the following quarterly interest payment date, and on each subsequent quarterly interest payment date until the Junior Notes are paid in full. Regardless of the amount of qualifying capital securities that the Partnership has issued and sold, the final repayment date is initially October 1, 2067. The Partnership may extend the final repayment date for an additional ten-year period on October 1, 2017, and as a result the final repayment date may be extended to October 1, 2077. The Partnership may extend the scheduled maturity date whether or not it also extends the final repayment date, and it may extend the final repayment date whether or not it extends the scheduled maturity date.

The Partnership may redeem the Junior Notes in whole at any time, or in part from time, prior to October 1, 2017, for a “make-whole” redemption price, and thereafter at a redemption price equal to the principal amount plus accrued and unpaid interest on the Junior Notes. The Partnership may also redeem the Junior Notes prior to October 1, 2017 in whole, but not in part, upon the occurrence of certain tax or rating agency events at specified redemption prices. The Partnership’s right to optionally redeem the Junior Notes is also limited by the Replacement Capital Covenant, which limits the types of financing sources it can use to redeem the Junior Notes in the same manner as to repay the Junior Notes, as discussed in the above paragraph.

Zero Coupon Senior Notes

In August 2007, the Partnership received net proceeds of approximately $200 million from a private placement of its senior, unsecured zero coupon notes due 2022 (the “Zero Coupon Notes”), which at maturity will be payable in the aggregate principal amount of $442 million. The Partnership initially recorded the Zero Coupon Notes in long-term debt at the amount of proceeds it received from the private placement, which is referred to as the issue price. The carrying amount at September 30, 2007 includes $0.9 million associated with the accretion of interest the Partnership recorded during the period. The Zero Coupon Notes are scheduled to mature on August 28, 2022, although they may be called by the note holders prior to the scheduled maturity date on August 28 of any year commencing on August 28, 2009, at a price equal to the then accreted value of the called Zero Coupon Notes. The Zero Coupon Notes have a yield of 5.36% on a semi-annual compound basis and rank equally in right of payment to all of the Partnership’s existing and future senior indebtedness, as set forth in its senior indenture. The Partnership used the net proceeds from this private placement to repay a portion of its outstanding commercial paper and Credit Facility borrowings that were previously incurred to fund a portion of its capital expansion projects.

9.                    RELATED PARTY TRANSACTIONS

We routinely enter into borrowing and lending arrangements with our affiliates. The outstanding principal amounts of loans to and from our affiliates are presented below in U.S. dollars:

				September 30,	December 31,
	Currency	Rate *	Maturity	2007	2006
				(principal outstanding; in millions)
Current loans to affiliates
Enbridge Pipelines (Athabasca) Inc.	Canadian	CDOR + 0.30%	Demand	$1.0	$0.9
Enbridge Inc.	Canadian	CDOR + 0.35%	Demand	541.9	457.3
Enbridge Inc.	Canadian	0%	Demand	20.4	8.0
Enbridge Pipelines (Athabasca) Inc.	Canadian	CDOR + 0.25%	Demand	212.2	171.3
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	3.9	4.1
Enbridge Inc.	Canadian	0%	Demand	11.3	9.6
Olympic Pipe Line Company	U.S.	LIBOR + 3.0%	2007	2.9	3.0
Total current loans to affiliates				$793.6	$654.2

Long-term loans to affiliates
Enbridge Pipelines (Athabasca) Inc.	Canadian	5.25%	2012	$169.9	$145.3
Enbridge Pipelines (Athabasca) Inc.	Canadian	5.47%	2010	229.5	196.1
Olympic Pipe Line Company	U.S.	7.24%	2011	39.0	39.0
Total long-term loans to affiliates				$438.4	$380.4

Current loans from affiliates
Enbridge Energy Company, Inc.
Enbridge (U.S.) Inc.	U.S.	5.90%	Demand	$331.6	$265.2
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	40.2	152.4
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	—	24.6
Enbridge Inc.	U.S.	110% AFR	Demand	191.6	—
Enbridge Energy Partners, L.P.
Enbridge Hungary Liquidity Management LLC	U.S.	6.60%	2007	143.1	136.2
Total current loans from affiliates				$706.5	$578.4

Long-term loans from affiliates
Enbridge Energy Company, Inc.
Enbridge Hungary Liquidity Management LLC	U.S.	7.14%	2011	$39.0	$39.0
Total long-term loans from affiliates				$39.0	$39.0

*AFR – Applicable Federal Rate

*CDOR – Canadian Depository Offering Rate

*LIBOR – London Interbank Offered Rate

10.    ENVIRONMENTAL LIABILITIES

We are subject to federal and state laws and regulations relating to the protection of the environment. Environmental risk is inherent to the gathering, transportation, storage and processing of liquid hydrocarbon and natural gas products and we could, at times, be subject to environmental cleanup and enforcement actions. We manage this environmental risk through appropriate environmental policies and practices to minimize any impact our operations may have on the environment.

As of September 30, 2007 and December 31, 2006, we have recorded $2.7 million and $4.1 million, respectively, in current liabilities and $3.0 million and $3.3 million, respectively, in long-term liabilities, primarily to address remediation of contaminated sites, asbestos containing materials, management of hazardous waste material disposal, and outstanding air quality measures for certain of our liquids and natural gas assets.

In January 2007, the Partnership detected a leak on Line 14 of its Lakehead system, near the Owen, Wisconsin pump station. The Partnership immediately shut the pipeline down and dispatched emergency response crews to oversee containment, cleanup and repair of the pipeline. The Partnership spent approximately $0.9 million to recover the barrels released, complete excavation, clean-up and repairs to return the line to service. The Partnership has applied pressure restrictions to the line as it works with federal and state environmental and pipeline safety regulators to investigate the cause of the rupture. Such pressure restrictions have not materially affected throughput on the system. Based upon the results of the inspection reports received, the Partnership is undertaking a program that will cost approximately $10.5 million, in addition to previous costs incurred, to investigate and remediate any potential conditions that could compromise the integrity of the pipeline.

In February 2007, a contractor undertaking work in Rusk County, Wisconsin on the Enbridge Southern Lights project punctured the adjacent Line 14 pipeline, resulting in a release of crude oil estimated at 3,000 barrels. As the spill was largely contained within the ditch used for construction, environmental impact was minimized. Impact to customers was also minimized as the line was repaired and returned to service in less than two days. The Partnership continues investigating this incident and has spent approximately $1.7 million of the $2.6 million estimated would be required for the repair and cleanup. The Partnership recorded this $2.6 million as a liability and a receivable, since it will recover these costs from the parties responsible for the damage. Any further exposure or impact related to this incident is not believed to be material.

11.             COMMITMENTS AND CONTINGENCIES

IRS Legal Proceedings

The IRS has challenged Midcoast Energy Inc., formerly known as Enbridge Midcoast Energy Resources Inc. (Midcoast) tax treatment on its 1999 acquisition of several partnerships that owned a natural gas pipeline system in Kansas. The tax basis of the pipeline assets reflects this uncertainty. We believe the tax treatment of the acquisition and related tax deductions claimed were appropriate and intend to vigorously litigate this matter in U.S. District Court.

Legal Proceedings

We are a participant in various legal proceedings arising in the ordinary course of business. Some of these proceedings are covered, in whole or in part, by insurance. We believe that the outcome of all these proceedings will not, individually or in the aggregate, have a material adverse effect on our financial condition.

12.             DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

We are exposed to commodity price risk predominantly within the Partnership. We use derivative financial instruments including futures, forwards, swaps, options and other financial instruments with similar characteristics to manage the risks associated with market fluctuations in commodity prices. Based on our risk management policies, all of our derivative financial instruments are employed in connection with an underlying asset, liability and/or forecasted transaction and are not entered into with the objective of speculating on commodity prices.

The following table provides summarized information about our derivative financial instruments at September 30, 2007 and December 31, 2006 with respect to our commodity price risk management activities for natural gas and NGL’s, including condensate:

	September 30, 2007					December 31, 2006
		Wtd Avg Price		Fair Value(3)		Fair Value(3)
	Notional	Receive	Pay	Asset	Liability	Asset	Liability

Swaps
Natural gas (1)
Receive variable/ pay fixed	62,428,748	$6.93	$7.03	$20.7	$(27.0)	$25.6	$(94.2)
Receive fixed/ pay variable	82,124,695	5.56	7.19	20.6	(155.2)	84.3	(160.7)
Receive variable/ pay variable	109,959,274	7.19	7.14	8.5	(3.4)	7.9	(4.8)
NGL(2)
Receive variable/ pay fixed	25,116	54.39	43.22	0.3	—	—	(0.5)
Receive fixed/ pay variable	10,381,690	38.77	46.38	—	(79.0)	18.3	(34.4)
Crude(2)
Receive fixed/ pay variable	1,092,835	49.92	68.30	—	(20.1)	0.2	(18.5)
Options—calls
Natural gas (1)	1,553,000	4.31	7.97	—	(5.1)	—	(5.4)
Options—puts
Natural gas (1)	1,798,000	3.92	7.80	0.2	—	1.0	—
NGL(2)	818,108	43.43	50.75	2.0	—	—	—

Totals(4)				$52.3	$(289.8)	$137.3	$(318.5)

(1)             Notional amounts for natural gas are recorded in millions of British thermal units (“MMBtu”).

(2)             Notional amounts for NGL and Crude are recorded in Barrels (“Bbl”).

(3)             Fair values of derivatives are presented in millions of dollars.

(4)             We record the fair value of our derivative financial instruments in the balance sheet as current and long-term assets or liabilities on a net basis by counterparty.

Our derivative financial instruments are included at their fair values in the Consolidated Statements of Financial Position as follows:

	September 30, 2007	December 31, 2006
	(in millions)
Other current assets	$6.2	$7.2
Other assets, net	9.3	11.0
Accounts payable and other	(98.7)	(98.4)
Other long-term liabilities	(147.4)	(136.4)
	$(230.6)	$(216.6)

The increase in our obligation associated with derivative activities is primarily due to the increase in forward natural gas prices from December 31, 2006 to September 30, 2007. Our portfolio of derivative financial instruments is largely comprised of long-term fixed price natural gas sales and purchase agreements.

In connection with the Partnership’s September 2007 issuance and sale of $400 million in principal amount of its Junior Notes, as discussed in Note 8, the Partnership paid $0.9 million to settle treasury locks it entered to hedge the first five years of interest payments on a portion of this obligation. The $0.9 million will be amortized from AOCI over the five year period for which the derivative instrument was established to hedge interest payments on the Junior Notes.

We do not require collateral or other security from the counterparties to our derivative financial instruments, all of which were rated “BBB+” or better by the major credit rating agencies.

Foreign Exchange Risk

We are exposed to foreign currency risk associated with the operations of our Canadian subsidiaries. To offset our foreign currency exposure we had previously entered into forward foreign exchange contracts and cross currency swaps with respect to certain indebtedness held by our Canadian subsidiaries. In March 2007, we net settled the forward foreign exchange contracts for $11.3 million and the foreign currency swaps for $26.9 million in connection with our repayment of the $117.0 million Senior Notes that matured in March 2007 (see Note 8).

13.             ACCUMULATED OTHER COMPREHENSIVE INCOME - COMPONENTS

The components of accumulated other comprehensive income for the nine months ended September 30, 2007 and the years ended December 31, 2006, are as follows, net of tax:

	September 30,	December 31,
	2007	2006
	(dollars in millions)
Foreign currency translation adjustments	$286.9	$136.9
Minimum pension liability adjustments	(19.6)	(18.2)
Unrealized losses in fair value of derivatives	(14.8)	(25.7)

Total	$252.5	$93.0

14.             SUBSEQUENT EVENTS

Sale of Assets

In November 2007, the Partnership sold its interstate natural gas transmission system, referred to as KPC (the Kansas Pipeline System), for $133 million in cash to an unrelated party. The KPC natural gas system serves the Wichita, Kansas and Kansas City, Kansas markets and includes approximately 1,120 miles of pipeline, ranging in diameter from 4 to 12 inches, along with 3 compressor stations. The final price is subject to an adjustment for working capital items.